                                  EXHIBIT 11

                         CYPRUS AMAX MINERALS COMPANY
                       COMPUTATION OF PER SHARE EARNINGS
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                                  1996     1995     1994
                                                                 ------   ------   ------
Net Income..................................................     $   77   $  124   $  175
Preferred Stock Dividends...................................        (19)     (19)     (18)
                                                                 -------  -------  -------

Income Applicable to Common Shares..........................     $   58   $  105   $  157
                                                                 =======  =======  =======
Primary:
  Average Common Shares Outstanding.........................       93.2     92.9     92.4


Fully Diluted:
  Average Common Shares Outstanding.........................       93.2     92.9     92.4
  Common Stock Equivalents--Options.........................         .1       .2       .4
  Conversion of Series A Preferred Stock....................        9.6      9.6      9.6
                                                                 -------  -------  -------

  Fully Diluted Average Common Shares Outstanding...........      102.9    102.7    102.4
                                                                 =======  =======  =======

Earnings Per Share:
  Using Average Common Shares Outstanding...................     $  0.62  $  1.13  $  1.69


  Using Fully Diluted Average Common Shares Outstanding/(1)/     $  0.75  $  1.21  $  1.71


/(1)/ Fully diluted earnings per share were anti-dilutive in 1996, 1995, and 1994.

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